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                                                                     EXHIBIT 5.1

             OPINION OF PARR, WADDOUPS, BROWN, GEE & LOVELESS, P.C.


                                  March 3, 2000


MSI Holdings, Inc.
1121 East 7th Street
Austin, Texas 78702

Gentlemen:

         We have acted as special counsel for MSI Holdings, Inc., a Utah corporation (the "Company"), with respect to matters of Utah corporate law. In particular, we have been asked to render the opinions set forth below and to consent to the Company's filing of such opinions with the United States Securities and Exchange Commission in connection with the Registration Statement on Form S-8 (the "Registration Statement"), with respect to 5,500,000 shares of the Common Stock, $0.10 par value, of the Company (the "Common Stock") that may be issued and sold by the Company pursuant to the MSI Holdings, Inc. 2000 Stock Option Plan (the "Plan").

         With respect to the foregoing, we have examined originals or copies certified by the Company of the Registration Statement, the Plan and resolutions of its board of directors and such other documents, and such legal matters, as we have deemed necessary to render the opinions expressed herein. In all such examinations, we have assumed the genuineness of all signatures and the conformity to the original of all copies submitted to us. We have also assumed that the Plan has been approved by the shareholders of the Company or will be approved by the shareholders of the Company prior to February 22, 2001. As to various questions of fact relevant to the opinion expressed herein, we have relied upon certificates and statements of officers and other representatives of the Company.

         Based on the foregoing, we are of the opinion that the 5,500,000 shares of Common Stock reserved for issuance pursuant to the Plan, when issued and sold in accordance with the terms of the Plan and option agreements issued by the Company in accordance with the Plan for consideration equal to at least the par value per share of Common Stock, will be duly authorized, validly issued, and fully paid and nonassessable.

         We consent to the use of this opinion as Exhibit 5.1 to the Registration Statement.

                                     Very truly yours,

                                     PARR, WADDOUPS, BROWN, GEE & LOVELESS, P.C.